Exhibit 99.1

News Release
CONTACT:
Greg Powell
Vice President, Investor Relations
B/E Aerospace, Inc.
(561) 791-5000 ext. 1450

B/E AEROSPACE REPORTS SECOND QUARTER RESULTS;

REVENUES UP 7%, EPS UP 12%;

RAISES BOTH 2016 FINANCIAL GUIDANCE AND 2017 OUTLOOK

WELLINGTON, FL, July 26, 2016 – B/E Aerospace, Inc. (the “Company”) (NASDAQ: BEAV), the world’s leading manufacturer of aircraft cabin interior products, today announced its second quarter 2016 financial results and raised both its full year guidance for 2016 and its outlook for 2017.

SECOND QUARTER 2016 HIGHLIGHTS

•	Revenues of $753 million and operating earnings of $137 million each increased 7 percent as compared with prior year period

•	Operating margin was 18.1 percent

•	Net earnings per diluted share of $0.84 increased 12 percent as compared with prior year period

•	The Company raised both its 2016 financial guidance and its 2017 outlook

“I am pleased to report our strong second quarter results, as we continue to execute on our plan to deliver sustained revenue growth, and earnings per share growth that exceeds revenue growth.  Second quarter revenues increased 7 percent driven by very strong performance by our commercial aircraft segment.  Second quarter earnings per share increased 12 percent as compared with the prior year period reflecting robust organic revenue growth and the benefits of our capital allocation plan.  As a result of our strong first half results, we are today increasing our 2016 financial guidance and raising our 2017 outlook,” stated Amin J. Khoury, Executive Chairman of B/E Aerospace.

“Based on our strong free cash flow generation and consistent with our stated capital allocation plan, we used $30 million of our cash to repurchase our shares during the second quarter, and we have used $75 million to repurchase our shares, year-to-date.  For the remainder of the year, we expect to use approximately an additional $75 million for share repurchases, for a total of approximately $150 million for the full year.  When combined with dividends, we expect to return more than $235 million to our shareholders this year,” Mr. Khoury continued.

SECOND QUARTER 2016 CONSOLIDATED RESULTS

Second quarter 2016 revenues were $753.1 million and operating earnings were $136.6 million.  Operating margin of 18.1 percent was 10 basis points lower as compared with the prior year period as a result of lower margins within our business jet segment.  Net earnings and net earnings per diluted share were $84.8 million and $0.84 per share, representing increases of 7.5 percent and 12.0 percent, respectively, as compared with the prior year period.

Bookings during the second quarter of 2016 were approximately $755 million and the book-to-bill ratio was approximately 1 to 1.  As of June 30, 2016, backlog was approximately $3.3 billion, while awarded but unbooked backlog was approximately $5.6 billion.  Total backlog, both booked, and awarded but unbooked, was approximately $8.9 billion.

SECOND QUARTER 2016 SEGMENT RESULTS

The following is a tabular summary and commentary of revenues and operating earnings by segment for the second quarter ended June 30, 2016 and 2015:

REVENUES
($ in millions)
Segment	2016	2015	% Change
Commercial aircraft	$610.8	$539.3	13.3%
Business jet	142.3	161.3	-11.8%
Total	$753.1	$700.6	7.5%

OPERATING EARNINGS
($ in millions)
Segment	2016	2015	% Change
Commercial aircraft	$114.6	$99.7	14.9%
Business jet	22.0	27.6	-20.3%
Total	$136.6	$127.3	7.3%

Second quarter 2016 commercial aircraft segment (“CAS”) revenues of $610.8 million increased 13.3 percent as compared with same period of the prior year.  The revenue increase was driven primarily by higher volumes of seating products, food and beverage preparation and storage equipment, A350 galleys and B737 lavatories.  Operating earnings of $114.6 million increased 14.9 percent and operating margin of 18.8 percent increased 30 basis points as compared with the prior year period.

Second quarter 2016 business jet segment (“BJS”) revenues of $142.3 million decreased 11.8 percent as compared with the same period of the prior year.  The year-over-year revenue decline reflects the broad-based downturn in the new business jet and civilian helicopter markets and lower volumes of super first class seating products.  Operating earnings of $22.0 million decreased 20.3 percent and operating margin was 15.5 percent as a result of lower revenues and an unfavorable mix of products as compared with the prior year period.

SIX MONTH 2016 CONSOLIDATED RESULTS

For the six months ended June 30, 2016, revenues were $1.47 billion and operating earnings were $266.0 million.  Operating margin of 18.1 percent decreased 10 basis points as compared with the prior year period as a result of lower margins within our business jet segment.  Net earnings and net earnings per diluted share were $167.4 million and $1.66 per share, representing increases of 7.0 percent and 11.4 percent, respectively, as compared with the prior year period.

SIX MONTH 2016 SEGMENT RESULTS

The following is a tabular summary and commentary of revenues and operating earnings by segment for the six months ended June 30, 2016 and 2015:

REVENUES
($ in millions)
Segment	2016	2015	% Change
Commercial aircraft	$1,167.8	$1,065.4	9.6%
Business jet	302.0	325.2	-7.1%
Total	$1,469.8	$1,390.6	5.7%

OPERATING EARNINGS
($ in millions)
Segment	2016	2015	% Change
Commercial aircraft	$219.3	$198.1	10.7%
Business jet	46.7	54.9	-14.9%
Total	$266.0	$253.0	5.1%

For the six months ended June 30, 2016, CAS revenues of $1.17 billion increased 9.6 percent. Operating earnings of $219.3 million increased 10.7 percent and operating margin of 18.8 percent increased 20 basis points as compared with the prior year period.

For the six months ended June 30, 2016, BJS revenues of $302.0 million decreased 7.1 percent.  Operating earnings decreased 14.9 percent to $46.7 million and operating margin was 15.5 percent.

OUTLOOK

“Given our strong results for the first half of 2016 and excellent performance by our commercial aircraft segment, we are increasing our financial guidance for the full year 2016,” Mr. Khoury commented.

The Company’s updated 2016 financial guidance is as follows:

•	Revenues are expected to increase approximately 5 percent as compared to 2015,

•	Operating margin is expected to be in excess of 18 percent,

•	Interest expense is expected to be approximately $91 million,

•	Full year 2016 effective tax rate is expected to be about 24 percent, approximately 200 basis points higher than the Company’s original expectation,

•	Net earnings per share are expected to be approximately $3.25 per diluted share, and

•	Free cash flow conversion ratio is expected to be approximately 75 percent of net earnings.

Mr. Khoury concluded, “Based upon the strength of our backlog, we are also raising our 2017 revenue growth rate outlook to approximately 7 percent over our 2016 updated and raised revenue guidance.  This represents approximately a 6 percent compound annual growth rate over the two-year period 2016 and 2017.  Our outlook for 2017 is to deliver earnings per share growth in the low teens, despite the higher effective tax rate, as compared with our updated and raised 2016 earnings per share guidance.  The combination of continued market success, disciplined cost control and our shareholder focused capital deployment plan supports our expectation for earnings per share to continue to grow faster than revenues.”

This news release includes guidance on the Company’s “free cash flow conversion ratio”, which is a “non-GAAP financial measure” as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company defines “free cash flow” as net cash flows provided by operating activities less capital expenditures.  For a reconciliation of expected free cash flow to cash flows provided by operating activities, please see further below.  The Company uses free cash flow to provide investors with an additional perspective on the Company’s cash flow provided by operating activities after taking into account reinvestments.  Free cash flow does not take into account debt service requirements and therefore does not reflect an amount available for discretionary purposes.  The Company defines “free cash flow conversion ratio” as free cash flow expressed as a percentage of the Company’s net earnings.  The Company uses free cash flow conversion ratio to provide investors with a measurement of its ability to convert earnings into free cash flow.  These financial measures should not be viewed as a substitute for, or superior to, net cash flows provided by operating activities, the most directly comparable GAAP measure, as a measure of the Company’s liquidity or operating performance.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements involve risks and uncertainties. The Company’s actual experience and results may differ materially from the experience and results anticipated in such statements.  Factors that might cause such a difference include those discussed in the Company’s filings with the Securities and Exchange Commission (“SEC”), which include its Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The declaration and payment of future dividends, the repurchase of shares of the Company’s stock and repayment of outstanding debt are at the discretion of the Board of Directors and will depend on the Company’s future earnings, capital requirements, financial conditions, operating conditions, contractual restrictions and such other factors as the Board of Directors may deem relevant.  For more information, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements” contained in the Company’s Annual Report on Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws and rules and regulations of the SEC, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About B/E Aerospace, Inc.

B/E Aerospace is the world’s leading manufacturer of aircraft cabin interior products.  B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets.  B/E Aerospace manufactured products include aircraft cabin seating, lighting systems, oxygen systems, food and beverage preparation and storage equipment, galley systems, and modular lavatory systems.  B/E Aerospace also provides cabin interior reconfiguration, program management and certification services.  B/E Aerospace sells and supports its products through its own global direct sales and product support organization.  For more information, visit the B/E Aerospace website at www.beaerospace.com.

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B/E AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In Millions, Except Per Share Data)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30,		June 30,
	2016	2015	2016	2015

Revenues	$753.1	$700.6	$1,469.8	$1,390.6
Cost of sales	447.8	420.1	884.4	821.7
Selling, general and administrative	87.9	86.2	171.7	173.3
Research, development and engineering	80.8	67.0	147.7	142.6

Operating earnings	136.6	127.3	266.0	253.0

Operating earnings, as a percentage of revenues	18.1%	18.2%	18.1%	18.2%

Interest expense, net	22.7	24.1	45.8	48.4

Earnings before income taxes	113.9	103.2	220.2	204.6

Income tax expense	29.1	24.3	52.8	48.1

Net earnings	$84.8	$78.9	$167.4	$156.5

Net earnings per common share:
Basic	$0.85	$0.76	$1.66	$1.50
Diluted	$0.84	$0.75	$1.66	$1.49

Weighted average common shares:
Basic	100.2	104.5	100.7	104.5
Diluted	100.7	105.0	101.1	105.0

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B/E AEROSPACE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Millions)

	June 30,	December 31,
	2016	2015
ASSETS

Current assets:
Cash and cash equivalents	$100.2	$154.1
Accounts receivable	420.6	354.6
Inventories	1,198.1	1,091.9
Other current assets	57.7	57.8
Total current assets	1,776.6	1,658.4
Long-term assets	1,475.5	1,482.5
	$3,252.1	$3,140.9

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$853.3	$822.2
Total long-term liabilities	2,280.1	2,263.2
Total stockholders' equity	118.7	55.5
	$3,252.1	$3,140.9

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B/E AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(In Millions)

	Six Months Ended June 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$167.4	$156.5
Adjustments to reconcile net earnings to net cash flows provided by operating activities, net of effects from acquisitions:
Depreciation and amortization	42.2	41.3
Deferred income taxes	2.6	5.5
Non-cash compensation	16.7	14.3
Provision for doubtful accounts	0.9	0.2
Tax benefits realized from prior exercises of restricted stock	(0.4)	(2.4)
Loss on disposal of property and equipment	1.0	0.2
Changes in operating assets and liabilities:
Accounts receivable	(73.4)	(95.6)
Inventories	(118.0)	(107.1)
Other current and non-current assets	(2.9)	62.3
Accounts payable and accrued liabilities	58.0	34.7
Net cash flows provided by operating activities	94.1	109.9

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(36.1)	(48.0)
Acquisitions, net of cash acquired	-	4.3
Other	(1.0)	(5.1)
Net cash flows used in investing activities	(37.1)	(48.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock issued	2.5	3.1
Purchase of treasury stock, including share repurchases	(76.6)	(0.4)
Tax benefits realized from prior exercises of restricted stock	0.4	2.4
Borrowings on line of credit	160.0	-
Repayments on line of credit	(150.0)	-
Principal payments on long-term debt	-	(11.0)
Dividends	(42.2)	(19.9)
Net cash used in financing activities	(105.9)	(25.8)

Effect of foreign exchange rate changes on cash and cash equivalents	(5.0)	(1.5)

Net (decrease) increase in cash and cash equivalents	(53.9)	33.8
Cash and cash equivalents, beginning of period	154.1	292.5
Cash and cash equivalents, end of period	$100.2	$326.3

B/E AEROSPACE, INC.
RECONCILIATION OF NET CASH FLOW GUIDANCE PROVIDED BY
OPERATING ACTIVITIES TO FREE CASH FLOW
(In Millions)
As of 7/26/16

Year Ended
December 31,
2016
Expected net cash flow provided by operating activities	$330.0
Expected capital expenditures	85.0
Expected free cash flow	$245.0

Expected net earnings	$325.0

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